BY-LAWS OF
SILVER KEY MINING CO.


ARTICLE  I

The  title  of  this  corporation  shall  be  "SILVER  KEY  MINING  CO."

The principal office of the corporation shall be at 311 Main Avenue, City of Kellogg, County of Shoshone, Sate of Idaho.

This corporation shall have a corporate seal which shall be of such form and device as the Board of Directors may determine. It shall have inscribed there on the name of this corporation and the year of its creation and the words, "Incorporated, Seal, State of Idaho". The directors may change the form and device and inscription of the seal at pleasure.

ARTICLE  II

The amount of capital stock of this corporation shall be Two Hundred Fifty Thousand ($350,000.00) Dollars divided into five million (5,000,000) shares having the par value of five cents ($.05) per share, all of which stock shall be non-assessable stock.

ARTICLE  III

The property and business of this corporation shall be under the management and entire control of the Board of Directors. The Board of Directors shall consist of from three to seven (3-7) directors.

ARTICLE  VI

The Board of Directors shall have and exercise all the powers of this corporation which are not reserved to the stockholders by these by-laws or by the laws of the State of Idaho now or hereafter in force.

Without in any way restricting the foregoing general power and authority, the Board of Directors shall have full power with respect to the following matters:

(a) In case of resignation of any directors, the remaining directors shall have power to accept said resignation and in case of any vacancy existing in the Board though death, resignation, disqualification, failure to elect, or qualify, or any other cause whatever, the directors remaining in office elect to hold office for the unexpired portion of the term of any directorship that shall be vacant and until the election and qualification of a successor.











Submission page 44 of 49

(b) To elect and appoint a president, one or more vice-presidents, a secretary and a treasurer, and one or more assistant secretaries and treasurers and to define their duties, and at their discretion to appoint a chairman of the board and managing director with such powers and duties as may be defined by these by-laws and by vote of the board; to prescribe the duties and limit the authority of all officers and agents of this corporation in any way they may deem advisable not contrary to the laws of the State of Idaho, or the express provisions of these by-laws; to elect, appoint and at their discretion, remove all officers and committees, to employ and remove at pleasure managers, agents, clerks and workmen, and to require of them security for the faithful performance of their respective duties; and to make such rules and regulations as they may deem advisable for the management of the business affairs of the corporation, not inconsistent with the laws of the State of Idaho or these by-laws.

(c) To purchase, lease and acquire, in any lawful manner, any and all real or personal property, including franchises, stocks, bonds and debentures of other corporations' business and good will, patents, trade marks and interest thereunder and other rights and properties, which in their judgment may be beneficial to the purposes of this corporation and to issue shares of this corporation for such property, and in payment for services rendered to this corporation, when they deem it advisable.

(d) To issue from time to time the capital stock of this corporation now authorized and all capital stock which shall hereafter be authorized in such amounts and proportions and to dispose of the same for such considerations as they may determine.

(e) To fix and determine and to vary, from time to time, the amount or amounts to be set aside or retained as reserve funds or as working capital of this corporation.

(f) To issue notes or other obligations or evidence of the debt of this corporation and to secure the same if deemed advisable and endorse and guarantee the notes, bonds, stocks and other obligations of other corporations, with or without compensation for so doing and, from time to time, sell, assign, transfer, exchange or otherwise dispose of any or all of the property of the corporation, subject however, to these by-laws and the laws of the State of Idaho.


ARTICLE V
MEETINGS OF STOCKHOLDERS AND ELECTIONS OF DIRECTORS


Meetings of stockholders and elections of directors shall be held within the State of Idaho at the principal office of this corporation at 311 Main Street, City of Kellogg, County of Shoshone, State of Idaho.

The First Annual Meeting of the stockholders shall beheld on the third Wednesday in July, 1972, at such time as may be fixed in the call, and thereafter on the third Wednesday of July of each year. Notice of the annual meeting shall be given as hereafter provided in the case of special meetings.







Submission page 45 of 49

Special meetings of the stockholders may be called at any time by the Board of Directors. If more than eighteen months are allowed to elapse without the annual stockholders' meeting being held, any shareholder may call such meeting to be held at the principal office of the corporation. At any time upon written request of any director or any shareholder holding more than an aggregate of one-fifth of the voting power of all stock, it shall be the duty of the secretary to call a special meeting of the stockholders to be held at the principal office of this corporation at such time as the secretary may designate, not less than ten(10) or more than thirty-five (35) days after the receipt of said request and if the secretary shall neglect to or r4efues to issue such call, the directors or stockholder or stockholders making such request may do so. An adjournment or adjournments of any annual or special meeting may be taken without new notice being given.

Written notice of the time, place and purpose of meetings, including annual meetings, shall be given by the secretary or other person authorized to do so to all stockholders entitled to vote at such meeting at least ten (10) days prior to the date named for the meeting. If such written notice is placed in the United States mail, postage prepaid and addressed to a stockholder at his last known post office address, notice shall be deemed to have been given to him. Notice of time, place and purpose of any meeting of stockholders may be waived by the written assent of all stockholders entitled to notice, filed with or entered upon the records of the meeting either before or after the holding thereof. When all the stockholders or members of this corporation are present at any meeting, however called or notified, and sign a written consent thereto on the record of such meeting, the doings of such meeting are as valid as if had a meeting legally been called or noticed.

The stockholders shall be responsible for notifying the secretary of any change of address and require such change to be acknowledged by the secretary of the corporation.

ARTICLE VI

MEETING OF DIRECTORS

The Board of Directors may hold their meetings either within or without the State of Idaho upon notice hereinafter provided or a waver of such notice, except as to the annual meeting held immediately after the election of directors by the stockholders, and as to such annual meeting no notice shall be necessary and the same shall be held at the office of the company immediately after such election. If all of the directors be not present at such annual meeting, a quorum may proceed to business without waiting for the remaining directors to qualify.

Special meetings of the board may be called by the President or in his absence by the Vice President on his own motion or by the Secretary upon the filing of a written request signed by two directors and notice of such special meetings shall be given either by the Secretary or by the President, either orally or in writing, in sufficient time to enable all directors to attend the same, reasonable allowance being made for preparation and for traveling, but in no event more than three (3) days' notice shall be required to be given of such meeting, said notice shall specify the purposes of the meeting. Such notice may be waived by the directors in writing at the meeting or shall conclusively be deemed if they be at the meeting.




Submission page 46 of 49

When given in writing, a notice mailed to the last address shown upon record books of the corporation, postage prepaid, shall be considered sufficient notice whether received or not. The directors may meet at any time or place by consent or waiver of notice. Any minutes or resolution for the transaction of business whether a meeting be called or not, when signed by all of the directors, shall constitute a valid act of the board. When a meeting is regularly called, a majority of the board shall constitute a quorum for the transaction of business and a majority of those present shall be sufficient for the carrying of a measure brought before the board for action unless otherwise provided in these by-laws or the laws of the State of Idaho.

ARTICLE VII

The officers and directors of this corporation shall receive such compensation for services and attending meetings as may be allowed them by the Board of Directors.

ARTICLE VIII

The officers of this corporation shall constitute a President, one or more Vice-Presidents, a Secretary and Treasurer and such Assistant Secretaries and Assistant Treasurers and other officers as may from time to time be elected by the Board of Directors.

The President and at least one of the Vice-Presidents shall be elected by the directors from their own number by ballot.

All of the officers shall be stockholders and shall be appointed by the Board of Directors.

ARTICLE IX
DUTIES OF THE PRESIDENT

It shall be the duty of the President to preside at all meetings of the stockholders. He shall be the chief administrative officer of this corporation, and shall have such powers and be subject to such duties as are provided by laws of the Sate of Idaho and by these by-laws and such as may be conferred upon him by vote or resolution of the Board of Directors.

ARTICLE  X
VICE-PRESIDENTS

In the absence or disability of the President, one of the Vice-Presidents or a member of the board, whenever designated by the directors or by the executive committee, shall have all the power and be subject to all the duties of the President as long as such absence or disability continues. The Vice President shall have such powers and duties as may, from time to time, be conferred upon him by the Board.












Submission page 47 of 49

ARTICLE  XI
SECRETARY

The Secretary shall be elected by the Board of Directors. He shall attend all meetings of the stockholders and of the Board of Directors; he shall act as clerk thereof and record all votes and the minutes of the proceedings in a book or books kept for such proceedings. He shall perform like duties for the standing committees when required. He shall give notice of all calls for installments and assessments to be paid by the stockholders, and shall see that proper notice is given of all meetings of the stockholders and of the Board of Directors. He shall also perform such other duties as may be required of him by these by-laws or by the Board of Directors.


ARTICLE XII

If the by-laws of this corporation conflict with any laws of the State of Idaho now existing or hereinafter enacted, and if any such existing laws or laws hereafter adopted prescribe a method or procedure for doing anything, such laws of the State of Idaho shall control, notwithstanding any provision in the by-laws of this corporation to the contrary, and the following of the procedure prescribed by statute shall be deemed sufficient.

We, the undersigned stockholders of Silver Key Mining Co., holding and representing all of the outstanding stock of said corporation, do hereby on this 1st day of February, 1972, give our consent to the foregoing by-laws and each and every one of them and do hereby endorse the same as the code of by-laws of the said Silver Key Mining Co.


/s/ Louis Woolley

/s/ Alfred E. Tofte

/s/ Fred W. Bentley


STATE  OF  IDAHO     )
                   )  ss.
County  of  Shoshone  )

On this 1st day of February, 1972, before me, the undersigned, a Notary Public in and for the State of Idaho, personally appeared Louis Woolley, Alfred E Tofte and Fred W. Bentley, whose names are subscribed to the foregoing instrument, and acknowledged to me that they executed the same.

IN WITNESS WHEREOF, I have hereunto et my hand and affixed my notorial seal the day and year in this certificate first above written.



Notary Public for the State of Idaho
Residing at Kellogg, Idaho